Exhibit 10.16

GLOBAL HYATT CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, dated December 18, 2006 (the “Effective Date”), by and between Global Hyatt Corporation, a Delaware corporation (the “Company”), and Mark S. Hoplamazian (“Executive”).

WHEREAS, the Company and Executive have entered into an Employment Agreement (as amended from time to time, the “Employment Agreement”) dated November 27, 2006, pursuant to which Executive will serve as President and Chief Executive Officer of the Company on the terms and conditions set forth and described therein; and

WHEREAS, pursuant to the Employment Agreement, the Company has agreed to grant to Executive an aggregate of Two Hundred Ten Thousand (210,000) restricted stock units (the “RSUs”) representing the right to receive an equal number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”) on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement, unless otherwise indicated.

2. Grant of RSUs. Pursuant to Section 5.2 of the Employment Agreement, Executive is hereby granted, on the Effective Date, deferred compensation in the form of Two Hundred Ten Thousand (210,000) RSUs pursuant to the terms of this Agreement.

3. Dividend Equivalents. To the extent that dividends are paid on Common Stock, Executive shall be entitled to receive with respect to the RSUs (as such RSUs may be adjusted under Section 6), dividend equivalent amounts equal to the regular cash dividend payable to holders of Common Stock (to the extent regular quarterly cash dividends are paid) as if Executive were an actual shareholder with respect to the number of shares of Common Stock equal to his outstanding RSUs (the “Dividend Equivalents”). Executive’s rights to Dividend Equivalents shall cease upon forfeiture or payment of the RSUs pursuant to Section 4. The aggregate amount of such Dividend Equivalents shall be held by the Company, without interest thereon, and paid to Executive as soon as practicable after the RSUs to which such Dividend Equivalents relate vest in accordance with Section 4 below. Dividends Equivalents paid on vested RSUs shall be paid at the same time as the dividends paid to the holders of Common Stock.

4. Vesting and Payment of RSUs.

(a) Until vested, the RSUs shall be subject to forfeiture in the event of Executive’s termination of employment with the Company and all of its subsidiaries (“Termination of Service”). Notwithstanding the foregoing, the RSUs will vest and no longer be subject to forfeiture under this Agreement as follows:

(i) One-Third of the RSUs shall vest on each anniversary of the Effective Date, with full vesting on the third anniversary of the Effective Date;

(ii) Notwithstanding Section 4(a)(i), if Executive’s Termination of Service is without Cause or by Executive for Good Reason, Executive shall be fully vested in the RSUs upon such Termination of Service;

(iii) Notwithstanding Section 4(a)(i), if Executive’s employment with the Company terminates by reason of the Executive’s death or Disability, one-third of the RSUs will vest if the Executive’s Termination of Service is on or prior to the first Effective Date Anniversary, two-thirds of the RSUs will vest if such date is on or after the first but before the second Effective Date Anniversary, and Executive shall be fully vested in the RSUs if his Termination of Service occurs after the second Effective Date Anniversary;

(iv) Notwithstanding Sections 4(a)(i) or (ii), if Executive’s employment with the Company is terminated by the Company for any reason within 12 months after a Change in Control or in contemplation of a Change in Control, then Executive shall be fully vested in the RSUs upon such Termination of Service; or

(v) Notwithstanding anything contained in this Section 4(a), Executive shall forfeit all RSUs if his Termination of Service is for Cause prior to the third anniversary of the Effective Date.

(b) Shares of Common Stock (“Unit Shares”) equal to the vested RSUs shall be paid to the Executive in settlement of the RSUs on the earlier of:

(i) The first business day following the third anniversary of the Effective Date;

(ii) The first business day following his Termination of Service if such Termination of Service is prior to an IPO; or

(iii) The first business day following the six month anniversary of his Termination of Service if such Termination of Service is following an IPO.

(c) All Unit Shares shall be subject to the terms of the Global Hyatt Corporation Long-Term Incentive Plan Stockholders’ Agreement, as amended from time to time, (the “LTIP Stockholders’ Agreement”). By execution of this Agreement, Executive agrees to become a party to and be treated as a Stockholder (as defined in the LTIP Stockholders’ Agreement), and for all purposes thereof the Unit Shares shall be treated as Common Stock issued upon exercise of a vested SAR as defined in the LTIP Stockholders’ Agreement. For purposes of clarity, the parties acknowledged and agree that the Existing Stockholders (as defined in the LTIP Stockholders’ Agreement) shall be third party beneficiaries of Executive’s agreements under this Section 4(c) as though each Existing Stockholder was a signatory hereto for the purposes of this Section 4(c).

(d) If the Unit Shares are delivered following an IPO, the Company shall deposit such Unit Shares in an account designated by Executive and maintained at a brokerage house selected by Executive. Any such Unit Shares shall be duly authorized, fully paid and non-assessable shares, and listed with the principal United States securities exchange on which the Common Stock is admitted to trading.

(e) Except as otherwise provided in this Agreement, (i) Executive shall not be deemed to be a holder of any Common Stock pursuant to a Unit until the date such shares are issued to him either in book or other electronic form, or by the issuance of a certificate to him for such shares and (ii) Executive shall not have any rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock underlying the RSUs until such shares of Common Stock have been issued to him, which issuance shall not be unreasonably delayed.

(f) The Company may require that Executive pay to the Company, or the Company may otherwise withhold at the time of payment of an RSU, any such amount as is required by law or regulation to be withheld for Federal, state or local income tax or any other taxes incurred by reason of the payment. Such withholding may be applied by the Company against other wages or compensation payable to the Executive or may be applied against Unit Shares otherwise deliverable under the RSU. If withholding is applied against Unit Shares deliverable under the RSU, the amount of Unit Shares withheld shall be based on the Share Value (as defined in the LTIP) if prior to an IPO or the closing price of the Common Stock on the principal United States securities exchange on which the Common Stock is then traded if after an IPO on the date of withholding. Notwithstanding anything to the contrary herein, if the tax obligation arises during a period in which the Executive is prohibited from trading under any policy of the Company or by reason of the Securities Exchange Act of 1934, then the tax withholding obligation shall automatically be satisfied by the Company withholding Unit Shares.

(g) Executive’s right to receive payment of any amounts under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.

5. Registration Covenant. As soon as practicable following an IPO the Company agrees to file a registration statement on Form S-8 registering the RSUs and the Unit Shares deliverable thereunder.

6. Changes in the Common Stock and Adjustment of RSUs.

(a) In the event the outstanding shares of the Common Stock shall be changed into an increased number of shares, through a share dividend or a split-up of shares, or into a decreased number of shares, through a combination of shares, then immediately after the record date for such change, the number of RSUs then subject to this Agreement shall be proportionately increased, in case of such share dividend or split-up of shares, or proportionately decreased, in case of such combination of shares. In the event the Company shall issue any of its shares of stock or other securities or property (other than Common Stock which is covered by the preceding sentence) in a reclassification of the Common Stock (including without limitation any such reclassification in connection with a consolidation or merger in which the Company is the continuing entity), the kind and number of RSUs subject to this Agreement immediately prior thereto shall be adjusted so that the Executive shall be entitled to receive the same kind and number of shares or other securities or property which the Executive would have owned or have been entitled to receive after the happening of any of the events described above, had he owned the shares of the Common Stock represented by the RSUs under this Agreement immediately prior to the happening of such event or any record date with respect thereto, which adjustment shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

(b) In the event the Company shall distribute to all holders of the Common Stock evidences of its indebtedness or assets (including leveraged recapitalizations with special cash distributions, but excluding regular quarterly cash dividends), then in each case the number of RSUs thereafter subject to this Agreement shall be determined by multiplying the number of RSUs theretofore subject to this Agreement by a fraction, (i) the numerator of which shall be the then current market value per share of Common Stock (as determined under Section 6(c) below) on the record date for such distribution, and (ii) the denominator of which shall be the then current market value per share of the Common Stock less the then fair value (as mutually determined in good faith by the Board and the Executive) of the portion of the assets or evidences of indebtedness so distributed applicable to a share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(c) For the purpose of any computation under Section 6(b) above of this Section 6, the current market price per share of the Common Stock at any date shall be (i) the Share Value if prior to an IPO and (ii) the average of the closing price of the Common Stock on the principal United States securities exchange on which the Common Stock is then listed, if after an IPO, for 15 consecutive Trading Days (as defined herein) before the date of such computation. “Trading Day” shall be each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which the Common Stock is not traded on the principal United States securities exchange on which the Common Stock is traded.

(d) For the purpose of this Section 6, the term “Common Stock” shall mean (i) the class of Company securities designated as the Common Stock at the date of this Agreement, or (ii) any other class of equity interest resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to the second sentence of Section 6(a) above, the Executive shall become entitled to RSUs representing any shares other than the Common Stock, thereafter the number of such other shares represented by a Unit Share shall be subject to adjustment from time to time in a manner and on the terms as nearly equivalent as practicable to the provisions with respect to the shares contained in this Section 6, and the provisions of this Agreement with respect to the shares of Common Stock represented by the RSUs shall apply on like terms to any such other shares.

(e) In case of any consolidation of the Company or merger of the Company with another corporation as a result of which Common Stock is converted or modified, or in case of any sale or conveyance to another corporation of the property, assets and business of the

Company as an entirety or substantially as an entirety, the Company shall modify the RSUs so as to provide the Executive with RSUs reflecting the kind and amount of shares and other securities and property that he would have owned or have been entitled to receive immediately after the happening of such consolidation, merger, sale or conveyance had his RSUs immediately prior to such action actually been shares and, if applicable, other securities of the Company represented by those RSUs. The provisions of this Section 6(e) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(f) If the Company distributes rights or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the current market price per share on the record date for the distribution, the Company shall distribute to Executive equivalent amounts of such rights or warrants as if Executive were an actual shareholder with respect to the number of shares of Common Stock equal to his outstanding RSUs. Such rights or warrants shall, subject to the same vesting schedule as the RSUs, be exercisable at the same time, on the same terms, and for the same price as the rights or warrants distributed to holders of the Common Stock.

(g) In case any event shall occur as to which the provisions of this Section 6 are not applicable but the failure to make any adjustment would not fairly protect the rights represented by the RSUs in accordance with the essential intent and principles of this Section 6 then, in each such case, the Company shall make an adjustment, if any, on a basis consistent with the essential intent and principles established in this Section 6, reasonably necessary to preserve, without dilution, the rights represented by the RSUs. The Company will promptly notify the Executive of any such proposed adjustment.

(h) Notwithstanding anything to the contrary contained herein, the provisions of Section 6 shall not apply to, and no adjustment is required to be made in respect of, any of the following: (i) the issuance of shares of Common Stock upon the exercise of any other rights, options or warrants that entitle the holder to subscribe for or purchase such shares (it being understood that the sole adjustment pursuant to this Section 6 in respect of the issuance of shares of Common Stock upon exercise of rights, options or warrants shall be made at the time of the issuance by the Company of such rights, options or warrants, or a change in the terms thereof); (ii) the issuance of shares of Common Stock to the Company’s employees, directors or consultants pursuant to bona fide benefit plans adopted by the Company’s Board; (iii) an IPO or other the issuance of shares of Common Stock in a bona fide public offering; (iv) the issuance of shares of Common Stock pursuant to any dividend reinvestment or similar plan adopted by the Company’s Board to the extent that the applicable discount from the current market price for shares issued under such plan does not exceed 5%; and (v) the issuance of shares of Common Stock in any arm’s length transaction, directly or indirectly, to any party.

(i) Notwithstanding anything in this Agreement to the contrary, in the event of a spin-off by the Company to its shareholders, Executive’s participation in such spin-off with respect to the RSUs and the adjustment of the RSUs shall be determined in an appropriate and equitable manner, and it is the intention of the parties hereto that, to the extent practicable, such adjustment shall include an equity interest in the spin-off entity.

(j) In the event the parties hereto cannot agree upon an appropriate and equitable adjustment to the RSUs, the services of an independent investment banker mutually acceptable to Executive and the Company shall (at the sole expense of the Company) be retained to determine an appropriate and equitable adjustment, and such determination shall be binding upon the parties.

7. No Right to Employment. Nothing in this Agreement shall confer upon Executive the right to remain in employ of the Company or any subsidiary of the Company.

8. Nontransferability. This Agreement shall not be assignable or transferable by the Company (other than to successors of the Company) and this Agreement and the RSUs shall not be assignable or transferable by the Executive other than by will or by the laws of descent and distribution, and the RSUs may be paid out during the lifetime of the Executive only to him. More particularly, but without limiting the generality of the foregoing, the RSUs may not be assigned, transferred (except as provided in the preceding sentence), pledged, or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs contrary to the provisions of this Agreement, and any levy of any attachment or similar process upon the RSUs, shall be null and void and without effect.

9. Arbitration. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, such dispute shall be settled in accordance with the provisions of Section 14 of the Employment Agreement; provided that for the purposes of Section 14 of the Employment Agreement, the arbitration panel will apply the substantive law (and the law of remedies, if applicable) of the State of Delaware (as opposed to the State of Illinois), without giving effect to the principles of conflict of law and will be without jurisdiction to apply any different substantive law.

10. Entire Agreement. This Agreement, the Employment Agreement and the LTIP Stockholders Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, basis or effect of this Agreement or otherwise.

11. Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

12. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing. Notice to the

Executive shall be sent to the most recent address the Company has on file in its records, with a copy to Cleary Gottlieb, Steen & Hamilton, 2000 Pennsylvania Avenue, N.W., Washington, D.C. 20006; Attention: Linda J. Soldo. Notice to the Company shall be sent to Global Hyatt Corporation, 71 South Wacker Drive, 12th Floor, Chicago, Illinois 60606; Attention: General Counsel. Any notice delivered personally or by courier under this Section 12 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement, the Employment Agreement or Executive’s employment to the extent necessary for the intended preservation of such rights and obligations.

15. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. However, this Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, administrators, beneficiaries and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may not assign this Agreement to any person without the express written consent of the Executive; provided that for the purposes of the immediately preceding sentence, the term “Company” shall include any successor to the Company’s business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

16. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

17. Jurisdiction and Venue. The parties irrevocably consent to the personal jurisdiction and venue of the United States District Court for the Northern District of Illinois and of the Illinois Circuit Court of Cook County (a) to compel arbitration pursuant to Section 9 above and (b) to enforce any arbitration award arising out of or relating to or in connection with this Agreement. The parties further agree that, subject to immediately preceding sentence, all disputes arising out of or relating to or in connection with this Agreement shall be adjudicated exclusively in Chicago, Illinois

18. Headings. All descriptive headings of sections and paragraphs in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

19. Waiver. Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the date first above written.

THE COMPANY:

GLOBAL HYATT CORPORATION

By:	/s/ Susan T. Smith
Name:	Susan T. Smith
Title:	Senior Vice President and General Counsel

THE EXECUTIVE:

/s/ Mark S. Hoplamazian
Mark S. Hoplamazian